Exhibit 10.13

XG SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) is between XG Sciences, Inc. (XGS), a Michigan corporation, and Michael Knox (Employee).

1.          Employment.

By this Agreement, XGS employs Employee and Employee accepts employment by XGS as Senior Vice President.

2.          Term.

The term of this Agreement (Term) shall be from January 13, 2014 (Inception Date) and shall extend for three years from the Inception Date, unless terminated as provided in this Agreement. The parties may mutually agree to renew this Agreement beyond the Term and, if that is the case, one party shall provide the other party with a proposal to renew the Agreement no fewer than sixty (60) calendar days before the scheduled expiration date. If the parties cannot mutually agree to the terms of the renewal, this Agreement shall expire as originally scheduled.

3.          Duties and Hours.

Employee shall serve as the Senior Vice President of XGS and as an employee and will have the authority and duties consistent with his executive status as may be granted and reasonably assigned from time to time by the Chief Executive Officer of XGS. Employee will work the time necessary to accomplish those reasonable duties, goals and initiatives as assigned by the Chief Executive Officer of XGS provided, however, that the time allocated to such activities shall be targeted to approximately 1,500 hours per year, with the understanding that the amount of time worked will vary from week to week and month to month. These duties are expected to occur during a normal business day and business week. Unless otherwise approved by the Chief Executive Officer of XGS, for the period from the Inception Date through March 31, 2014 (the Initial Quarterly Period), Employee shall provide his services hereunder for at least ninety percent (90%) of a normal full-time working position, and shall commit to work at XGS’s main office. After the Initial Quarterly Period, the determination on how many hours Employee shall work and the location of his work shall be within the reasonable discretion of the Chief Executive Officer of XGS. Employee agrees to attend meetings or be available for consultation on occasions both during and outside the generally accepted business day as might be required, but such meetings and consultation will be pre-scheduled. Employee will be considered to be a full-time employee of XGS.

4.          Compensation and Bonus.

During the Term, for all services to be performed by Employee under this Agreement, Employee’s base compensation shall be annualized at $160,000.00 (Base Salary), paid on regular XGS paydays. Employee also may be eligible for an opportunity to be paid incentive compensation, upon such terms and conditions as Employee and the Compensation Committee of the Board of Directors may agree in writing.

The Base Salary may be increased after the initial year of the Term, as determined by the Compensation Committee of the Board of Directors and consistent with business conditions. This determination will be made annually as part of the budgeting process and both parties recognize that this Agreement does not guarantee cost of living raises or automatic annual increases.

5.	Benefits.

A.            Employee will be provided all benefits that are standard for XGS executive employees. This includes insurance coverages, which will be according and subject to the terms, conditions and qualifications of the various plans and contracts between XGS and the carriers and consistent with the XGS handbook.

B.            Employee has a stock option package that vests over the Term, based on Employee’s continued involvement with the business. The terms of the stock option package are the subject of a separate document, which is incorporated in this Agreement.

C.           Since Employee will be permitted to work such hours and at such times as the Chief Executive Officer of XGS deems advisable and necessary, Employee shall not be provided with a specified amount of paid time off.

6.	Dues and Expense Reimbursement.

A.           XGS will cover standard documented business expenses according to its corporate policies. These expenses will include the provision of appropriate business computer(s), a cell phone and cell phone contract coverage

B.           XGS will cover the cost of Employee’s membership in key professional organizations and clubs that the Chief Executive Officer of XGS agrees will benefit XGS.

C.           XGS will fund attendance at professional conferences and meetings, as long as Employee’s attendance is within the budgetary constraints approved by the Chief Executive Officer of XGS. Each individual meeting or conference must be reported to, and pre-approved by, the Chief Executive Officer of XGS if the cost is expected to exceed $2,500.00 in total.

7.	Withholding Taxes.

XGS shall withhold all applicable taxes from Employee’s compensation and benefits under this Agreement.

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8.	Facilities.

Employee shall maintain a home telephone, fax capabilities and other facilities and equipment reasonably needed in connection with employment under this Agreement, all of which shall be at Employee’s expense, except as otherwise provided in this Agreement. Employee shall provide his own transportation and automobile. Mileage reimbursement for meetings attended on behalf of XGS will be reimbursed in accordance with its corporate policies; provided, however, Employee shall not be entitled to mileage reimbursement for miles travelled between his home and XGS’s facilities in the Lansing, Michigan, area.

9.	Confidentiality, Non-Compete & Non-Solicitation Agreement.

Employee agrees to the terms of and has signed that certain Proprietary Information and Non-Compete Agreement dated as of July 25, 2013 (the “Confidentiality Agreement”). Such Confidentiality Agreement is hereby incorporated into and made a part of this Agreement.

10.	Importance of Certain Clauses.

Employee and XGS agree that the covenants contained in the Confidentiality Agreement are material terms of this Agreement and all parties understand the importance of such provisions to the ongoing business of XGS. As such, because XGS’s continued business and viability depend on the protection of Confidential Information (as such term is defined in the Confidentiality Agreement), non-solicitation and noncompetition, as well as the other provisions in the Confidentiality Agreement, these clauses are interpreted by the parties to have applicability as may be allowed by law and Employee understands and acknowledges his understanding of same.

11.	Consideration.

Employee acknowledges and agrees that the provision of employment under this Agreement with the compensation and benefits specified in Section 4 hereof and the execution by XGS of this Agreement constitute full, adequate and sufficient consideration to Employee for the Employee’s duties, obligations and covenants under this Agreement and under the Confidentiality Agreement incorporated into this Agreement.

12.	Termination and Severance Pay.

A.           XGS may terminate Employee’s employment at any time, for any reason or without reason, provided if XGS terminates Employee’s employment without “Cause,” as defined below, it shall give Employee thirty (30) calendar days prior written notice. Employee may terminate his employment at any time upon giving thirty (30) calendar days written notice to XGS.

B.           Should XGS terminate Employee’s employment without “Cause,” as defined below, XGS agrees to provide Employee with the following Consideration: (i) XGS agrees to continue fifty percent (50%) of Employee’s Base Salary for the duration of the Term of the Agreement (Consideration), subject to Employee’s agreement to a Separation Agreement and Release of Claims, which shall be substantially similar to Addendum A; and (ii) the health insurance benefit will be maintained, as permitted by COBRA and under the policy provisions as they then may apply, and XGS shall pay 100% of the COBRA premiums and HSA contributions and payments due for up to eighteen (18) months. If Employee is unable to continue coverage through COBRA, XGS shall provide Employee with a payment equivalent to what XGS would have paid in COBRA premiums for the 18-month period so that Employee can purchase alternative insurance coverage.

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C.           XGS may terminate the employment of Employee before the expiration date for Cause (as defined below) by giving written notice to Employee, which shall be effective immediately. If XGS terminates the employment of Employee for Cause, Employee will not be eligible for the Consideration that is set forth in foregoing sub-section 12.B. For purposes of this Agreement, “Cause” means:

(i)          failure to materially perform and discharge the duties and responsibilities of Employee under this Agreement after receiving written notice and allowing Employee fifteen (15) business days to create a plan to cure such failure(s), such plan being acceptable to the Chief Executive Officer, and a further thirty (30) days to cure such failure(s), if so curable, provided, however, that after one such notice has been given to Employee and the thirty (30) day cure period has lapsed, XGS is no longer required to provide time to cure subsequent failures of the same or substantially similar type having occurred within twelve (12) months of the first instance under this provision, or

(ii)         any breach by Employee of the material provisions of this Agreement; or

(iii)        felony conviction involving the personal dishonesty or moral turpitude of Employee; or a determination by the Chief Executive Officer, after consideration of all available information, that Employee has willfully and knowingly violated XGS policies or procedures involving discrimination, harassment, or work place violence or any other activities that would potential subject XGS to criminal or civil liabilities; or

(iv)        engagement in illegal drug use or abuse of alcohol or prescription drugs that, in the good faith opinion of the Chief Executive Officer, prevents Employee from performing his duties, or

(v)         any misappropriation, embezzlement or conversion of XGS’s opportunities or property by Employee; or

(vi)        willful misconduct, recklessness or gross negligence by Employee in respect of the duties or obligations of Employee under this Agreement and/or the Confidentiality Agreement.

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D.           Employee’s employment shall terminate automatically upon the death of Employee or upon a Disability of Employee. Termination under this Section 12.D. shall be deemed to be effective: (i) on the date of Employee’s death, or (ii) immediately upon a determination by the Compensation Committee of the Board of Directors that, in its reasonable discretion, Employee has a Disability. In the event of termination as a result of Disability, Employee will be eligible only for the compensation and benefits that have accrued to Employee through the date of the Disability determination, and will not be eligible for the Consideration that is set forth in Section 12. B. In the event of termination as a result of Employee’s death, XGS shall be obligated to pay Employee’s estate, or if written instructions signed by Employee have been provided to the Company prior to Employee’s death which designates Employee’s specific next of kin, pay the designated next of kin, the compensation and benefits accrued to Employee through the date of death, plus the compensation and benefits (if Employee is still employed by XGS full-time at the date of death) or the Consideration (if Employee is receiving the Consideration at the date of death) described at Section 12.B., for the shorter of a period of six (6) months or the end of the Term.

For purposes of this Agreement, “Disability” means any mental or physical illness, condition, disability or incapacity which prevents Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of ninety (90) days in any one hundred eighty (180) day period. In the event that any disagreement or dispute shall arise between XGS and Employee as to whether Employee suffers from any Disability, then, in such event, Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Michigan, who is agreeable to XGS and Employee, and such physician shall determine whether Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon XGS and Employee. The entire cost of such examination shall be paid solely by XGS. In the event XGS has purchased disability insurance for Employee, Employee shall be deemed disabled if he is disabled as defined by the terms of the disability policy.

E.           Employee agrees that upon his termination from XGS, he will be deemed to have automatically resigned from the Board on the same date, unless the Board of Directors of XGS otherwise agrees in writing. Unless Employee’s termination was for Cause, upon automatic resignation from the Board, Employee will be granted Board observer rights on the terms and for the period of time determined by the XGS Board of Directors, in its discretion.

13.	Return of Property.

Employee agrees that, upon termination, he will surrender all XGS property immediately and that XGS has the right to terminate any and all access to computer accounts, e-mail accounts, cell phone contracts, and continuing benefits coverages, except as may otherwise be permitted to continue beyond the termination pursuant to this Agreement.

14.	Miscellaneous Provisions.

A.           Assignment. XGS may assign its interest, obligations, and rights under this Agreement at its sole discretion and without approval of Employee to a successor in interest by XGS’s merger, consolidation or other form of business combination with or into a third party where XGS’s stockholders before such event do not control a majority of the resulting business entity after such event. All rights and entitlements arising from this Agreement, including but not limited to those protective covenants and prohibitions set forth in the Confidentiality Agreement incorporated into this Agreement shall inure to the benefit of any purchaser, assignor or transferee of this Agreement and shall continue to be enforceable to the extent allowable under applicable law. Neither this Agreement, nor the employment status conferred with its execution is assignable or subject to transfer in any manner by Employee.

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B.           Effect of Partial Invalidity. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

C.           Entire Agreement. This Agreement, together with the other documents referenced herein, reflects the complete agreement between the parties regarding the subject matter identified herein and shall supersede all other previous agreements, either oral or written, between the parties. The parties stipulate that neither of them, nor any person acting on their behalf has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that it or he has not relied upon any representation of any third party in executing this Agreement, but rather have relied exclusively on it or his own judgment in entering into this Agreement.

D.           Notices. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, a) if to XGS, at XGS’s then current headquarters location, and b) if to Employee, at the most recent address on file with XGS for Employee or to such subsequent addresses as either party shall so designate in writing to the other party.

E.           Remedies. If any action at law, equity or in arbitration, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party may, if the court or arbitrator hearing the dispute, so determines, have its reasonable attorneys’ fees and costs of enforcement recouped from the non-prevailing party.

F.           Amendment/Waiver. No waiver, modification, amendment or change of any term of this Agreement shall be effective unless it is in a written agreement signed by both parties. No waiver by XGS of any breach or threatened breach of this Agreement shall be construed as a waiver of any subsequent breach unless it so provides by its terms.

G.           Governing Law, Venue and Jurisdiction. This Agreement and all transactions contemplated by this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Michigan without regard to any conflicts of laws, statutes, rules, regulations or ordinances. Employee consents to personal jurisdiction and venue in the Circuit Court in and for Ingham County, Michigan regarding any action arising under the terms of this Agreement and any and all other disputes between Employee and XGS.

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H.           Arbitration. Any and all controversies and disputes between Employee and XGS arising from this Agreement or regarding any other matter whatsoever, including discrimination, shall be submitted to arbitration before a single unbiased arbitrator skilled in arbitrating such disputes under the American Arbitration Association, utilizing its employment rules. Notwithstanding any such rules, the parties shall be allowed reasonable discovery in such proceedings. The process for selecting a single unbiased arbitrator shall be decided between XGS and Employee, but in the event the parties are unable to reach agreement, the arbitrator shall be selected through the American Arbitration Association with XGS paying any administrative fees associated therewith. The arbitrator’s award is to be in writing, will apply applicable law to the facts, and the arbitrator will have the authority to award any relief allowable by applicable law, including reallocation of fees and costs. Any arbitration action brought pursuant to this section shall be heard in Lansing, Michigan. The award will be final and binding on all parties and will be enforceable in a court of competent jurisdiction. The Circuit Court in and for Lansing, Michigan shall have concurrent jurisdiction with any arbitration panel for the purpose of entering temporary and permanent injunctive relief, but only with respect to any alleged breach of the Confidentiality Agreement.

I.           Headings. The titles to the sections of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

J.            Binding Agreement. The parties to this Agreement declare and represent that:

(i)          They have read and understand this Agreement;

(ii)         They have been given the opportunity to consult with an attorney if they so desire;

(iii)         They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion; and

(iv)        They have retained signed copies of this Agreement for their records.

K.           Counterparts. This Agreement may be executed in counterparts and by facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

EMPLOYEE	XG Sciences, Inc.

/s/ Michael Knox	[illegible]
Michael Knox	Its:	Compensation Committee Chairperson

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